Registration No. 333-_____

As filed with the Securities and Exchange Commission on March 17, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GILAT SATELLITE NETWORKS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gilat House, 21 Yegia Kapayim Street, Daniv Park, Kiryat Arye,
Petah Tikva, Israel, 49130
Address of Principal Executive Offices) (Zip Code)

GILAT SATELLITE NETWORKS LTD. 2003 STOCK OPTION PLAN

OPTION GRANTS PURSUANT TO CERTAIN CONTRACTS
(Full title of the plan)

Rachel Prishkolnik, Adv.
21 Yegia Kapayim Street
Daniv Park, Kiryat Arye
Petah Tikva 49130, Israel
(Name, address of agent for service)

(972) 3-925-2000
(Telephone number, including area code, of agent for service)

Copy to:

Steven J. Glusband, Esq.
Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
(212) 732-3200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary shares, par value NIS 0.20 per share	184,000 (3)	$7.00 (4)	$1,288,000	$151.59
Ordinary shares, par value NIS 0.20 per share	951,000 (5)	$6.77 (6)	$6,438,270	$757.78
Ordinary shares, par value NIS 0.20 per share	225,000 (7)	$5.00 (6)	$1,125,000	$132.41
Ordinary shares, par value NIS 0.20 per share	150,000 (8)	$5.00 (6)	$ 750,000	$ 88.27
Total	1,510,000	N/A	$9,601,270	$1,130.05

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 0.20 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the Registrant’s 2003 Stock Option Plan and certain option grants by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by 0.0001177.

(3)	Issuable under options that may be granted in the future under the Registrant’s 2003 Stock Option Plan. 1,500,000 Ordinary Shares issuable under the Registrant’s 2003 Stock Option Plan have previously been registered under a Registration Statement on Form S-8 (File No. 333-113932) filed with the Securities and Exchange Commission on March 25, 2004.

(4)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices of the Ordinary Shares as quoted on the Nasdaq National Market on March 16, 2005.

(5)	Issuable under options previously granted under the Registrant’s 2003 Stock Option Plan.

(6)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

(7)	Issuable under an option granted to Mr. Oren Most pursuant to authorization of the Registrant’s Board of Directors.

(8)	Issuable under an option granted to Mr. Shlomo Rodav pursuant to authorization of the Registrant’s Board of Directors and shareholders.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

        The purpose of this Registration Statement on Form S-8 is to register 1,510,000 Ordinary Shares, of which: (1) 1,135,000 Ordinary Shares are for issuance under the Registrant’s 2003 Stock Option Plan, or the Plan (with respect to which options to purchase 951,000 Ordinary Shares were previously granted under the Plan and options to purchase 184,000 Ordinary Shares may be granted in the future under the Plan), in addition to 1,500,000 Ordinary Shares issuable under the Registrant’s 2003 Stock Option Plan that were previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-113932) filed with the Securities and Exchange Commission on March 25, 2004; (2) 225,000 Ordinary Shares are for issuance under an option granted to Mr. Oren Most pursuant to authorization of the Registrant’s Board of Directors; and (iii) 150,000 Ordinary Shares are for issuance under an option granted to Mr. Shlomo Rodav pursuant to authorization of the Registrant’s Board of Directors and shareholders.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 000-21218), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on January 3, 2005, January 20, 2005, January 27, 2005, February 3, 2005, February 10, 2005, February 15, 2005 and March 7, 2005.

(c)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004.

        All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, , and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exculpation of Office Holders

        The Israeli Companies Law, 5759-1999, or the Israeli Companies Law, provides that an Israeli company may not exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its Articles of Association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.

Insurance of Office Holders

        The Israeli Companies Law provides that a company may, if permitted by its Articles of Association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, with respect to:

—	a breach of his duty of care to the company or to another person;

—	a breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice the company’s interests; or
—	a financial liability imposed upon him in favor of another person.

Indemnification of Office Holders

        The Israeli Companies Law provides that a company may, if permitted by its Articles of Association, indemnify an office holder with respect to an act performed by him in his capacity as an office holder, against:

—	a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and
—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him by a court, in proceedings instituted against him by the company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for an offense that does not require proof of criminal intent.

        Under the Israeli Companies Law, a provision in a company’s Articles of Association regarding indemnification of office holders may authorize the company to: undertake in advance to indemnify an office holder, provided that the undertaking is limited to types of events which its board of directors deem to be foreseeable at the time of the undertaking and to an amount determined by its board of directors to be reasonable under the circumstances; and retroactively indemnify an office holder.

Limitations on Exculpation, Insurance and Indemnification

        The Israeli Companies Law provides that a company may not enter into a contract for the insurance of the liability of an officer holder nor indemnify an office holder nor exculpate an office holder from his liability to the company for any of the following:

—	a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
—	a breach by the office holder of his duty of care if the breach was committed intentionally or recklessly;
—	any act or omission committed with the intent to yield an unlawful personal benefit; or
—	any fine imposed on the office holder.

        In addition, under the Israeli Companies Law, exculpation of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder must be approved by the company’s audit committee and board of directors and, in the event that such office holder is a director, also by the company’s shareholders.

        The Registrant’s Articles of Association allow the Registrant to exculpate any office holder to the fullest extent permitted by law. The Registrant’s Articles of Association also allow the Registrant to procure insurance for the liability of any past or present office holder to the fullest extent permitted by law. The Registrant currently maintains a directors and officers liability insurance policy for certain claims, which also covers the directors and officers of Registrant and its subsidiaries. Additionally, the Registrant’s Articles of Association allow the Registrant to indemnify any past or present office holder to the fullest extent permitted by law.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS.

4.1	Memorandum of Association, as amended (1)
4.2	Articles of Association, amended and restated (2)
4.3	Gilat Satellite Networks Ltd. 2003 Stock Option Plan (including the Gilat Satellite Networks Ltd. Section 102 Employee Stock Option Plan (2003) attached thereto as Exhibit A) (3)
5	Opinion of Israel Kolevsohn, Adv. , General Counsel to the Registrant
23.1	Opinion of Israel Kolevsohn, Adv. , General Counsel to the Registrant (contained in Exhibit 5)
23.2	Consent of Kost Forer, Gabbay & Kasierer
23.3	Consent of Mayer Hoffman McCann P.C.
24	Power of Attorney (included as part of this Registration Statement).

(1)	Filed as a Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ending December 31, 2000, and incorporated herein by reference
(2)	Filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2003, and incorporated herein by reference.
(3)	Filed as a Exhibit 4.3 to the Registrant’s Registrant’s Registration Statement on Form S-8 (File No. 333-113932) filed with the Securities and Exchange Commission on March 25, 2004, and incorporated herein by reference.

Item 9. UNDERTAKINGS

        (a)         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petah Tikvah, State of Israel on this 17th day of March, 2005.

GILAT SATELLITE NETWORKS LTD. By: /s/ Shlomo Rodav —————————————— Shlomo Rodav Chief Executive Officer

POWERS OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Gilat Satellite Networks Ltd., an Israeli company (the “Company”), hereby constitute and appoint Shlomo Rodav, Yaron Suher and Tal Payne, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either or both of them, to sign for the undersigned and in their respective names as officers and as directors of the Company, a Registration Statement on Form S-8 (or other appropriate form) (the “Registration Statement”) relating to the proposed issuance of Ordinary Shares, par value NIS 0.20 per share, of the Company pursuant to the exercise of stock options and other awards granted under the Gilat Satellite Networks Ltd. 2003 Stock Option Plan (or any and all amendments, including post-effective amendments, to the Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ —————————————— Shlomo Rodav	Chief Executive Officer and Chairman of the Board of Directors	March 17, 2005

/s/ —————————————— Tal Payne	Vice President Finance	March 17, 2005

/s/ —————————————— Robert Bednarek	Director	March 17, 2005

/s/ —————————————— Haim Binjamini	Director	March 17, 2005

/s/ —————————————— Pinchas Buchris	Director	March 17, 2005

/s/ —————————————— Gideon Chitayat	Director	March 17, 2005

/s/ —————————————— Linda Harnevo	Director	March 17, 2005

/s/ —————————————— Avraham Neyman	Director	March 17, 2005

/s/ —————————————— By: Gilat Satellite Networks Inc. Name: Yaron Suher Title: Director	Authorized Representative in the United States	March 17, 2005